Exhibit 5.1

January 30, 2009

Board of Directors

Hampton Roads Bankshares, Inc.

999 Waterside Drive, Suite 200

Norfolk, VA 23510

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 80,347 shares of Fixed Rate Cumulative Perpetual Preferred, Series C, no par value per share of the Company (the “Preferred Shares”), (ii) a warrant dated December 31, 2008 (the “Warrant”) to purchase common stock, $0.625 par value, of the Company (the “Common Stock”) and (iii) up to 1,325,858 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”), for sale by the selling security holders identified in the Prospectus (the “Prospectus”) forming a part of the Registration Statement.

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

Based and the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that (i) the Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable, (ii) the Warrant has been duly authorized and is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in an action at law or suit in equity), including the availability of equitable remedies, (C) procedural requirements of law applicable to the exercise of creditors’ rights generally, and (D) judicial discretion inherent in the forum addressing enforceability, and (iii) the Warrant Shares have been duly authorized and, when issued upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

January 30, 2009

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ William A. Old, Jr.
William A. Old, Jr., a Shareholder